EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SILICON GRAPHICS SELLS ALIAS SOFTWARE BUSINESS

Transaction Increases Focus on SGI Core Systems Business, Boosts Liquidity

MOUNTAIN VIEW, Calif., (April 15, 2004) Silicon Graphics (NYSE: SGI) today announced it has reached a definitive agreement for the sale of its Alias graphics software business to Accel-KKR, a technology-focused private equity investment firm. The purchase price is approximately $57.5 million in cash, subject to closing adjustments. The transaction is subject to customary closing conditions and is expected to close in the current quarter. SGI currently expects to realize approximately $50 million in net proceeds after working capital adjustments and transaction costs. SGI had previously announced in February that it was in negotiations to sell the Alias subsidiary.

Alias has been operating as an independent business and SGI does not expect the divestiture to significantly affect SGI’s business, customer relationships or strategic direction. Under the new ownership structure, Alias will operate as an independent company. Sales of the entire Alias product suite will continue uninterrupted, and there will be no changes to the management team, service and support or product availability as a result of the sale.

“The sale of our Alias business unit is another step in our long-term program of focusing on our core systems business,” said Bob Bishop, Chairman and CEO of SGI. “We’re applying our full attention to build momentum in Linux-based high-performance systems, and we are pleased that under new ownership, Alias will also be in a position to continue its tradition of industry-leading innovation in its core business.”

The sale of Alias is consistent with SGI’s previously-stated strategy to focus on high-performance computing, storage and advanced visualization, with particular emphasis on the fast-growing Linux® portion of the marketplace. SGI offers workstations and advanced graphics systems on the IRIX® operating system as well as scalable servers and storage solutions on both IRIX and Linux.

“Alias is proud of its association with SGI for the last eight years,” said Doug Walker, President of Alias. “During that time Alias has served its customers by delivering the industry’s most innovative products and services. Moving forward we will continue this tradition with even more focus and intensity.”

The Alias business had revenues of approximately $51.8 million and an operating profit of approximately $4.9 million for the nine months ended March 26, 2004. In the most recent quarter ended March 26, 2004, the Alias business contributed revenues of approximately $17.6 million and an operating profit of approximately $1.8 million to SGI’s consolidated financial results.

SGI will announce its financial results for the quarter ended March 26, 2004 as previously scheduled on April 20, 2004. At that time, SGI will discuss in more detail the anticipated impact of the Alias sale on SGI’s consolidated financials, including the non-operating gain expected to be recognized on the closing of the sale.

This news release contains forward-looking statements regarding our business, objectives, financial condition and future performance. The transaction described in this release is subject to the risks that the transaction may not be successfully completed or that the net proceeds may not be realized at the level currently anticipated, and to the risks and uncertainties detailed from time to time in SGI’s SEC filings, including its report on Form 10-K for the year ended June 27, 2003 and its report on Form 10-Q for the quarter ended December 26, 2003. These include the risks of SGI’s ability to achieve and sustain higher levels of revenue, higher gross margins, reduced operating expenses, and sufficient operating cash. These risks and uncertainties could cause actual results to differ materially from those expressed or implied in such forward-looking statements.

SILICON GRAPHICS | The Source of Innovation and Discovery(tm) SGI, also known as Silicon Graphics, Inc., is the world’s leader in high-performance computing, visualization and storage. SGI’s vision is to provide technology that enables the most significant scientific and creative breakthroughs of the 21st century. Whether it’s sharing images to aid in brain surgery, finding oil more efficiently, studying global climate or enabling the transition from analog to digital broadcasting, SGI is dedicated to addressing the next class of challenges for scientific, engineering and creative users. With offices worldwide, the company is headquartered in Mountain View, Calif., and can be found on the Web at www.sgi.com.